Exhibit 10. 4

DATED: 19 day of April 2005

LICENSING AGREEMENT

Between

RED MILE ENTERTAINMENT, INC

And

THE CODEMASTERS SOFTWARE COMPANY LIMITED

For

HEROES OF THE PACIFIC

LICENSING AGREEMENT

THIS LICENSING AGREEMENT, dated as of April 19, 2005 (together with the Exhibits attached hereto and as amended from time to time, the “Agreement”), is entered into by and between THE CODEMASTERS SOFTWARE COMPANY LIMITED (“Publisher”), with offices at Stoneythorpe, Southam, Warwickshire, CV47 2DL, England and Red Mile Entertainment, Inc., an Florida corporation (“Red Mile”), with offices at 4000 Bridgeway, Suite 101, Sausalito, CA 94965.

R E C I T A L S

A.	Red Mile is in the business of, among other things, creating, managing and developing interactive games and software products.
B.	Publisher is in the business of, among other things, publishing, manufacturing, marketing, distributing and selling interactive entertainment software products.
C.

Publisher and Red Mile desire to enter into an arrangement under which Red Mile will license the Developed Title (as defined below), and Red Mile will grant to Publisher the right to sell and distribute the Developed Title, subject to and in accordance with the terms and conditions of this Agreement.

The parties agree as follows:

AGREEMENT

Section 1.	Definitions.

Capitalized terms used in this Agreement shall have the meaning assigned to such terms as described below:

“Alpha Copy” in relation to the Game means a complete, running copy of the Game that contains all of the features of the Game that is capable of being used and tested but may contain Bugs and complies with all Codemasters’ Project Scope Considerations and any requirements set out in the Project Schedule.

“Beta Copy” in relation to the Game means a complete running copy of the game that contains all of the features of the Game and is free from Bugs which either individually or in the aggregate would render the Beta Copy unfit for testing and complies with all Codemasters’ Project Scope Considerations and any requirements set out in the Project Schedule.

“Business Day” means every day of the week other than weekends and any holiday that constitutes a bank holiday in either the United Kingdom or Australia.

“Commercially Exploit” Without limitation, to use, copy, produce, publish, reproduce, make, manufacture, sell, license, rent, loan, let for hire, distribute, package, market, promote, advertise, solicit orders for, merchandise, issue copies to the public, demonstrate, transmit or communicate in or to the public by telecommunication or any other means (such as interactive or non-interactive broadcasts via over the air, cable, satellite, Internet or otherwise), perform, show, display and exhibit (including perform , show, display and exhibit in public), import, bundle and otherwise commercially distribute and issue copies to the public by any means now known or hereinafter developed and authorize other persons to do any or all of the foregoing.

“Confidential Information” shall have the meaning set forth in Section 9.1 hereof.

“Customer Return” shall have the meaning set forth in Section 5.4 hereof.

“Deliverable” means any computer programming code, documentation and other material developed by Red Mile in connection with the milestones set forth in the Project Schedule.

“Developed Title” means collectively the interactive software product developed by Red Mile and/or IR Gurus Interactive under this Agreement, tentatively titled “Heroes of the Pacific” (or such other name as the parties shall mutually agree upon), compatible with each of the Platforms and which conforms to Codemasters’ Project Scope Considerations and any user manuals and/or other documentation created by Red Mile for distribution with such product.

“Red Mile Delay” means, with respect to each Developed Title, the aggregate amount of any delay caused by Red Mile in providing the applicable milestone or Gold Master to Publisher.

“Project Scope Considerations” means the project scope considerations set out in Exhibit C.

“Development Advances” shall have the meaning set forth in Section 5.1 hereof.

“Development Tool” means any tool, code, engine, subroutine or content that is (i) licensed by Red Mile from third parties, (ii) developed by Red Mile prior to or independent of the development of the Developed Titles, or (iii) used or created in connection with Red Mile’s development of the Developed Titles.

“Effective Date” means the date of execution of this Agreement by both parties hereto.

“First Party” means any manufacturer of interactive hardware having mandatory approval rights over a Gold Master intended for use on such manufacturer’s hardware (e.g., Sony for the PS2 Platform and Microsoft for the Xbox Platform, as applicable).

“Gold Master” means a complete, fully functional, final version of a Developed Title or any update, revision or localization thereof prepared by Red Mile in compliance with all of Codemasters applicable Project Scope Considerations, which does not contain any Non-Conformities and which is approved by hardware manufacturer for replication and distribution to the general public without further modifications or testing.

“Intellectual Property or Intellectual Property Right” means all patent rights, copyrights, trademark/trade name rights as well as all registrations and applications, renewals and extensions therefore and such other intellectual property and/or proprietary rights recognized by U.S. laws and applicable foreign and international laws, treaties and conventions (including, but not limited to, ownership rights in all titles, computer code, themes, objects, characters, character names, stories, dialog, catch phrases, locations, concepts, artwork, animation, sounds, musical compositions, audio-visual effects and methods of operation, moral rights and any related documentation).

“License Period” shall have the meaning ascribed to such term in Section 8.1 hereof.

“Net Revenue” means, in respect of sales of each Developed Title during the applicable payment period, an amount equal to (i) the amounts received by Codemasters for the applicable period, less (ii) the sum of (a) the costs of manufacturing and packaging the Developed Titles (including any levy license fee, manufacturing royalty or manufacturing costs payable by Codemasters in respect of units of the Developed Title); (b) actual royalties paid to third party licensors, including without limitation, First Party royalties, crediting back any discounts received from such First Parties, (c) Customer Returns, sales discounts, channel rebates, price protection and other allowances, customary trade cash, quantity discounts; (d) any costs incurred by Codemasters to develop versions of the Game in other territories such as translating English script into additional languages (e) the costs of distributing the Developed Titles, including transport, insurance and distribution fees, and (f) VAT or other sales taxes included in such sums.

“Non-Conformity” means (i) in the reasonable opinion of Codemasters any material failure of a Developed Title to reflect the Project Scope Considerations or such other materials provided by Red Mile to Publisher; (ii) any material failure of a Developed Title to properly interface with the operation system software, hardware or any applicable Platform specified herein; (iii) inability of the Developed Title to perform any intended feature or function repeatedly, without interruption, loss of data or erroneously or improperly formatted output; (iv) any misspelled or incorrect text or typographical errors in the Developed Title; (v) any audiovisual display or other material which, in the reasonable discretion of the Publisher, is offensive/defamatory or could adversely affect the name, reputation and goodwill of Publisher or its licensors; (vi) any error or defect relating to the proper localization of the Developed Title; and/or (vii) any reproducible virus, data bug or operational limiting routine or other error or defect that has a significant adverse effect upon the intended use, performance, operability or marketability of a Developed Title as reasonably determined by Publisher; provided however, that, defects in the physical media arising from duplication of or manufacture of copies of a Developed Title shall not constitute Non-Conformities.

“Object Code” means the version of the applicable Developed Title in machine-readable and/or executable language format, including without limitation all “look and feel” elements of any computer program (such as, artwork, graphics, music, and sound); provided, however that the Object Code will not include any Source Code or Development Tools.

“Platforms” means, collectively, the following platforms (and formats): (i) PS2 in the PAL/Europe format; (ii) Xbox in the PAL/Europe format; and in the P.C. format.

“Port” means a conversion of a Developed Title to run on a platform other than one of the Platforms.

“Project Schedule” means, in respect of each of the Developed Titles, (i) the Project Schedule attached hereto and incorporated by reference herein as Exhibit A, (ii) together with the defined terms set forth on Exhibit B attached hereto, and (iii) as the same may be modified from time to time as the parties shall mutually agree in writing.

“Publisher Materials” means artwork, copy, packaging, marketing/sales materials or any other materials specifically generated by, for or under the direction of Publisher for the purpose of satisfying its rights and obligations of the Agreement, excepting that Intellectual Property derived from the Developed Titles.

“Red Mile” shall include collectively Red Mile Entertainment, Inc. and IR Gurus Interactive of Level 1, 96 Pelham Street, Carlton, Victoria, Australia;

“Reserve” shall have the meaning set forth in Section 5.4 hereof.

“Royalties” shall have the meaning set forth in Section 5.2 hereof.

“Sequel” means an interactive software product complete in itself but continuing the narrative of or basing itself upon the Developed Title which is intended to be a sequel (or prequel) to the Game constituting a new and original game in its own right and is not a Port, enhancement, patch, add-on, expansion or similar derivative work.

“Source Code” means the version of the Developed Title in human-readable language format as prepared and written by the programmer(s) who developed such Developed Title, together with any build tools (e.g., compilers, linkers and other related tools), compile/link scripts, program comments, installation scripts and related documentation, but shall not include any Intellectual Property Right owned or controlled by Publisher and/or its licensors.

“Term” shall mean the period set forth in Section 8.1 hereof.

“Territory” means PAL countries.

“Third Party Materials” means the third party development and authoring tools, content and materials listed in Exhibit D attached hereto and incorporated by reference herein, that Red Mile contributes to or makes available for inclusion in or uses in connection with the Developed Title or the development thereof that (a) are the subject of Intellectual Property Rights licensed by third parties to Red Mile or which Red Mile is otherwise authorized to use and (b) do not otherwise constitute Work performed or to be performed by third parties in connection with this Agreement. Third Party Materials, their license transfers and any limits thereto, shall be listed on Exhibit D.

“Work” means the work performed or to be performed by Red Mile hereunder, and shall include all documentation, program materials, flow-charts, notes, outlines, formulae, processes, algorithms, ideas, inventions, know-how or techniques as well as all other expertise, skills, materials and/or knowledge necessary, required or desired to create the Developed Titles in accordance with the Project Scope Considerations.

Section 2.	Grant of Rights.
2.1

Exclusive Distribution Rights. Subject to the terms, conditions and limitations of the Agreement, Red Mile hereby grants to Publisher, and Publisher hereby accepts from Red Mile, the exclusive right and license to Commercially Exploit the Developed Title (including distributing a strategy guide therefore) throughout the Territory during the Term of this Agreement, in the retail channel or via electronic download (either from Publisher directly or through its sub-distributors). For the avoidance of doubt, retail channel shall include brick and mortar stores, catalogs, as well as Internet-based retailers such as Amazon.com and AOL. Publisher shall use commercially reasonable efforts to market the Developed Title effectively and competitively in the Territory. However, Codemasters makes no representation or warranty that the marketing and promotion of the Game shall be successful or that any minimum level of royalties shall become due to Red Mile beyond the Development Advances.

2.2

Sublicensing/OEM/Non-Retail. Red Mile hereby grants to Publisher, and Publisher hereby accepts from Red Mile, the exclusive right and license to use, copy, reproduce, modify, bundle publish, market, sell, distribute and sub-distribute the Developed Title throughout the Territory during the Term of this Agreement in connection with OEM, consumer direct, and premium promotion sales of the Developed Title. The rights granted to Publisher are sub-licensable, including for OEM purposes, provided that each such sub-licensee agrees to be bound by the terms and conditions of this Agreement. Publisher shall obtain Red Mile’s approval for each non-retail opportunity, such approval not be unreasonably withheld or delayed. Red Mile’s failure to either approve or disapprove such opportunity within five (5) Business Days shall constitute Red Mile’s approval thereof.

2.3

Trademark & Artwork License. Red Mile hereby grants to Publisher the non-exclusive right and license in the Territory, for the Term, to use Red Mile’s and/or Red Mile’s licensors’ trademarks, trade names, logos, characters, designs, artwork, screen displays, packaging and promotional materials for the sole purpose of publicizing, promoting, distributing and selling the Developed Title and performing Publisher’s obligations under the Agreement. Publisher agrees that such materials shall remain the exclusive property of Red Mile and/or Red Miles’ licensors, and that Publisher will not obtain nor claim any rights in or to such trademarks except as expressly granted herein.

2.4

Corporate Branding. Without limiting the generality of the foregoing, Red Mile hereby grants Publisher the right during the term of this Agreement to use reproductions of the Developed Title and all Intellectual Property Rights associated therewith for display in Publisher’s corporate brand portfolio. Such “Corporate Brand Portfolio” may include but shall not be limited to corporate brochures, presentation and marketing/promotional materials with respect to the corporation and its business.

2.5

Right of First Negotiation; Right of Last Refusal Red Mile hereby grants Publisher an exclusive right of first negotiation (the “RFN”) and a right of last refusal (the “rlr”) in connection with any interactive software product which is a Port, Sequel or other derivative work based on the Developed Title or any revised or replaced Title, revised or replaced pursuant to this Agreement, whether a video game, a computer game, or otherwise and whether currently or hereafter conceived (each, a “New Project”) as follows.

(a)

RFN. If Red Mile (or any entity acting by or on behalf of Red Mile) at any time during the Term hereof desires to develop and license a New Project (whether on its own initiative or that of a third party), before discussing or negotiating the New Project with any other party, Red Mile will send Publisher written notice thereof, together with a term sheet containing the material terms upon which Red Mile would propose to develop and license rights to the New Project. Thereafter, the parties shall negotiate with each other in good faith on an exclusive basis for a period of thirty (30) days and attempt to agree on the material terms thereof, during which period Red Mile shall refrain from any discussions or negotiations with any third parties concerning such New Project. If the parties fail to reach agreement on the material terms by the end of such thirty (30) day period, Red Mile may commence discussions or negotiations with a third party for the New Project.

(b)

RLR. At any time during the Term hereof and for a period of two years thereafter, prior to entering into any agreement or understanding with a third party to develop and license a New Project, Developer shall send written notice to Publisher together with the material terms on which Developer is prepared to develop, and such third party is prepared to license, the New Project (the “Offer”) and any other supporting documentation reasonably necessary or appropriate for Publisher to determine whether to accept or reject such terms (provided that, if necessary or appropriate to comply with any confidentiality obligations to which Developer is subject, Developer may furnish Publisher with a summary of the material financial terms of such third party terms certified to be true and correct by an officer of Developer). Thereafter, Publisher shall have a period of thirty (30) Business Days to elect, by sending written notice to Developer, either (i) to accept the terms of the Offer (other than such terms which by their nature are inapplicable to Publisher, such as representations and warranties relating to such third party), in which case the parties shall have a further thirty (30) days to negotiate in good faith the terms of a written agreement based on the terms of the Offer, or (ii) to reject such terms. If Publisher rejects such terms, Developer shall have ninety (90) days to enter into a written agreement with such third party on terms no more favorable to the third party than contained in the Offer, after which time if Developer has not entered into such agreement with such third party, any agreement or understanding by Developer relating thereto shall be deemed to constitute a “New Project” and accordingly shall be re-submitted to Publisher under this Section 2.5.

Section 3.	Red Mile’s Scope of Work.
3.1	Prosecution of Work.
(a)

Project Schedule. Red Mile will complete the Work in respect of the Developed Title in accordance with the milestones set forth in the applicable Project Schedule and the project management procedures implemented by Publisher. Time is of the essence in respect of Red Mile meeting the milestones in clause 8.2(a), (b), (c) and (d). Red Mile shall perform the Work as expeditiously as is consistent with the skill and care required for the orderly progress of the Work, and Publisher agrees to cooperate and provide such information and assistance as Red Mile may reasonably request in connection with the Work and Red Mile shall provide Publisher with a list of Publisher Materials required from Publisher for Development of the Game [specified in Schedule X] (“Development Publisher Materials”). To the extent that Red Mile reasonably believes that Publisher has failed to deliver the respective Development Publisher Materials or perform any activity as contemplated by the Agreement or the Project Schedule, and that such failure will affect Red Mile’s time of performance, Red Mile shall so inform Publisher in writing providing five (5) business days to deliver such materials or perform such activity. Thereafter, Red Mile shall notify Publisher of the schedule change, provided that such schedule change shall directly correlate with the length of the delay caused by Publisher and/or its licensors as evidenced by reasonable proof.

(b)

Standard of Care. The standard of care for all Work performed or furnished by Red Mile will be of the highest standards of quality of care and skill, commonly accepted within the entertainment software industry for high quality computer and video game software products.. Red Mile acknowledges that Publisher is relying on the expertise, skill and knowledge of Red Mile to perform the Work. Red Mile represents that it possesses expertise, skill and knowledge qualifying it as an expert in performing the Work and holds, or will obtain at its expense, any consents, licenses, permits, registrations or authorizations necessary to perform the Work including having the status of a licensed

Sony Playstation 2 Developer and a licensed Microsoft Xbox Developer during the Term. Red Mile will maintain sufficient personnel and resources at all times to perform its obligations in accordance with the terms of this Agreement.

(c)

Progress Reports. Red Mile agrees to provide to Publisher on a bi-weekly basis a written report of the progress of the Work. Such update shall describe the status of work, including the status of each Developed Title, any anticipated problems (resolved or unresolved), projections of the time of completion including any possible delays in the Project Schedule. In addition, upon written request by Publisher, Red Mile shall furnish to Publisher such evidence as Publisher may reasonably require relating to Red Mile’s ability to perform its obligations under the Agreement.

(d)

Notice of Delay. Without prejudice to Publisher’s rights hereunder, Red Mile agrees to notify Publisher immediately and in no event later than five business (5) days of learning of any event that may affect Red Mile’s ability to meet the requirements of any Work, or that is likely to cause any material delay in delivery of a Developed Title. Such notice shall be given in the event of any loss or reassignment of Key Personnel, threat of strike, or major equipment failure.

(e)

Incorporation of Publisher’s Trademarks; EULA. Red Mile shall include Publisher’s legal notices and logo in the installer of the Developed Title and in such other places (and in such manner) as Publisher (in its absolute discretion) determines. Red Mile shall insert its own legal notices and logo. Red Mile shall also incorporate Publisher’s end user license agreement (EULA) into the Developed Title.

3.2	Additional Obligations
(a)

Customer Materials. Red Mile shall provide information deemed reasonably necessary by Publisher to create “user guides,” “strategy guides,” or customer support materials for the Developed Title. Red Mile shall also provide screen shots, team biographies, demonstration builds, and “E3” and press builds of the Developed Title to Publisher at Publisher’s request, together with such other materials Publisher may reasonably request to market and sell the Developed Title. Details of such information and assets and the relevant times for delivery of such materials to Publisher are specified in Schedule D. Publisher shall be solely responsible for customer support and assistance to end users of the Developed Title and may, at its discretion, operate customer support telephone lines during Publisher’s normal business hours to respond to end user inquiries and problems. Red Mile shall update information provided hereunder from time to time as reasonably requested by Publisher. Red Mile shall provide reasonable and prompt consultation to Publisher in the event that Publisher is unable to use the customer support materials to solve any problems presented by end users of the Developed Titles. In addition, Red Mile shall maintain a high-quality website for the Developed Title throughout the Term of this Agreement and shall coordinate with Publisher to ensure consistency with the marketing of the Developed Title in cooperation with Publisher’s website for the Game.

(b)

Localization. Red Mile will ensure that the Source Code and/or Object Code shall be localizable, and shall create modular Source Code and/or Object Code data files for all text/copy or language files as well as all voice/dialogue files. Codemasters will provide localized text and voice/dialog files for the Product in Spanish, French, German and Italian. If, Publisher’s requires additional languages, Publisher shall be responsible for providing all localized text and voice files. Red Mile shall integrate such files and produce a new Gold Master.

(c)

Bug Fixes. Red Mile shall, by its own action or upon the request of Publisher, First Party and/or Publisher’s licensors, provide at Red Mile’s cost updates, revisions, or fixes to the Developed Title resulting from bugs, errors or incompatibilities in the Developed Title in a manner that allows Publisher to provide the same to end users. Publisher and Red Mile shall mutually reasonably determine the advisability, method and timing of distributing all bug fixes, updates and upgrades in accordance with industry standards.

(d)

Site Visits. Red Mile shall, from time to time and upon reasonable notice, allow access to its premises by Publisher or its designee for purposes of design reviews, “walkthroughs” and discussions concerning the status and conduct of work being performed. In the event that there is any delay in completion of any portion of the Work (including, without limitation, delays in the completion of any Deliverable) which is likely, in Publisher’s reasonable opinion, to cause a material delay in the timely completion of the Developed Title, Publisher shall have the right to designate representatives to monitor the Work on a daily basis, and Red Mile shall allow access to its premises by such representative during normal business hours.

(e)	Pan European Game Information (“PEGI”). Red Mile shall deliver the Developed Title with game play, graphics, story and script sufficient to earn a PEGI rating of no older than 12+.
(f)

Insurance. Red Mile shall at all times during the Term and for two (2) years thereafter, obtain and maintain at its own expense, from a qualified insurance carrier, first and third party insurance, including, without limitation, code and contractual liability coverage. The amount of coverage shall not be less than the $1,000,000 combined single limit for each single occurrence for personal injury, bodily injury, intellectual property and/or property damage. If requested, Red Mile shall furnish Publisher with a certificate of insurance evidencing such insurance no later than ten (10) days after the execution of this Agreement.

(g)

Additional Assets. Except as expressly provided otherwise herein, Red Mile shall bear all costs and expenses associated with creating, licensing or acquiring scripts, artwork, animation, sounds (including voiceovers), musical compositions, audio-visual effects (including, special effects), motion capture and all other Intellectual Property incorporated in the Developed Title. Publisher shall have the right at any time to require that Red Mile furnish evidence of its right to use and exploit any Intellectual Property incorporated into the Developed Title, and Red Mile’s failure to do so within fifteen (15) days after Publisher’s request therefore shall constitute a material default hereunder.

(h)

Employees and/or Subcontractors. Red Mile shall obtain and maintain in effect written agreements with each of its employees and/or subcontractors who participate in any of Red Mile’s Work hereunder. Such agreements shall contain terms sufficient for Red Mile to comply with all of its obligations hereunder (including, without limitation, confidentiality obligations) and to support all grants and assignments of rights and ownership hereunder, and shall not contain any terms that conflict with the terms of this Agreement.

3.3	Costs. Except as expressly provided otherwise herein, Red Mile shall bear all costs and expenses arising from its performance of its obligations under this Agreement.
Section 4.	Approvals and Acceptance.
4.1	Deliverables.
(a)

With respect to each Developed Title, Red Mile shall deliver all Deliverables for each milestone outlined in the Project Schedule to Publisher for review and acceptance. Publisher shall commence acceptance testing following its receipt of each Deliverable and shall use reasonable efforts to promptly complete such testing (in addition to any time required to obtain approvals from the applicable First Party). Upon completion of such testing, Publisher shall issue to Red Mile a notice of acceptance or rejection of the Deliverable. Publisher may only reject based on the Developed Title not meeting the agreed upon specifications. In the event of rejection, Publisher shall give its reasons for rejection in reasonable detail to inform Red Mile of the extent of the corrective measures that are required. Red Mile shall use its best efforts to correct any deficiencies or Non-Conformities in the Work and resubmit the Deliverables no more later than fourteen (14) business days following delivery of the notice of rejection for further testing.

(b)

Publisher shall have the right (but not the obligation) to terminate each Developed Title with respect to which Red Mile has re-submitted more than two iterations of any Deliverable that attempt to correct any matters previously identified by Publisher with respect to such Developed Title.

4.2

Testing. Play testing and compatibility testing shall be conducted by Codemasters. If a third party testing service is retained by Codemasters to perform such testing, then Codemasters shall be liable for all expenses related to such third party testing.

4.3

Approval by Publisher. Certain approvals by Publisher may be contingent upon approvals from the applicable First Party and, in such instances, Publisher’s time for approval shall be extended to include as much additional time as Publisher shall require to obtain such First Party’s approval or disapproval.

4.4

Approval by First Party. Red Mile hereby acknowledges and agrees that its rights hereunder and this Agreement is contingent upon the First Party’s requirements, among others, that Red Mile is and will remain a licensed developer that has signed a valid and current licensed developer agreement with First Party. Red Mile further agrees to comply with First Party’s approval procedures and guidelines. Red Mile shall provide Publisher such assistance, materials, or cooperation as deemed necessary by Publisher to obtain approvals from First Party. In the event of disapproval by First Party, Red Mile shall make all such changes as are required or necessary to obtain approval, and Red Mile shall be responsible for the costs of such changes.

4.5

Red Mile Credit. Red Mile’s and IR Guru’s name and logo shall appear in a reasonable size and location on the back of packaging, all printed materials, and advertising provided (i) Publisher will not be obliged to include the Red Mile’s logo alongside all occurrences of the Publisher’s logo (ii) such credit is permitted by all relevant First Party licensors who have rights of approval in respect of the Game; and (iii) such credit is in accordance with the software and packaging guidelines adopted by such First Party licensors.

4.6

Approval by Red Mile. Publisher shall reasonably consult with Red Mile about the “look and feel” of the packaging, advertising campaign, and other significant marketing materials, provided that Publisher’s decision shall be final as to such matters.

Section 5.	Financial Terms.
5.1

Development Advances. Provided that Red Mile is not in default hereunder and subject to adjustment as provided in this Agreement, Publisher will pay to Red Mile development advances in respect of the Developed Title as follows:

Upon signing this Agreement	$300,000
Upon receipt of PS2 Gold Master by Publisher	$200,000
Upon receipt of Xbox gold master by Publisher	$200,000
Upon receipt of P.C. Gold Master by Publisher	$100,000

All Development Advances paid to Red Mile shall be deemed to constitute royalty advances that are recoupable in full by Publisher from Royalties otherwise payable to Red Mile hereunder prior to any Royalties being payable to Red Mile in respect of sales of the Developed Title. All payments of the Advances will be made within 15 days of receipt of a valid invoice.

5.2	Royalties.
(a)

Royalties. Publisher shall pay to Red Mile royalties (“Royalties”) in respect of Net Revenue in the Territory of the Developed Title as follows. After all Development Advances have been repaid in full from Net Revenues otherwise payable to Red Mile hereunder (i.e., Red Mile’s percentage of Net Revenues), Red Mile shall earn Royalties on Net Revenues of units of the Developed Title equal to forty (40%) percent of Net Revenue. For the avoidance of doubt, royalties earned for the Developed Title across platforms shall be cross-collateralized for the purpose of recouping the Development Advances.

(b)

Payment. Royalties under Section 5.2(a) shall accrue with respect to the Developed Title when monies are actually received by Publisher for a sale of units of such Developed Title. Within twenty (20) days after the end of each calendar quarter, Publisher will send Red Mile a statement describing the calculation of such quarter’s Royalties in reasonable detail and shall wire transfer any amounts due to Red Mile’s bank account. All payments under this Agreement will be made in the lawful currency of the United States. Following the receipt of each statement referred to above, Developer shall send Publisher an invoice in respect of the royalties shown by the statement to be due to Developer. Publisher shall pay that royalty to Developer within 15 days of receiving an appropriate invoice from Developer.

(c)	Termination
(i)

If Red Mile fails to submit a Gold Master (a) for the PS2 and Xbox platforms respectively by 24th June 2005or (b) for the PC format by 5th August 2005, the Publisher shall be entitled, (subject to clause 5.2(c)(ii) below), without prejudice to any other rights or remedies it may have, to terminate this

Agreement and to require Red Mile to refund to the Publisher all monies paid by the Publisher under this Agreement.

(ii)

If Red Mile breaches its obligations under clause 5.2(c)(i) above and is able to demonstrate to the Publisher that such breach is due to a failure of the Publisher to deliver localised assets of the Developed Titles to Red Mile within 15 Business Days of signature of this Agreement, Publisher will grant Red Mile a pro rata extension of the Milestones for delivery of the Gold Masters, corresponding to the time delay in providing such localised versions. If Red Mile is still unable to submit the Gold Masters after such extension, Publisher will be entitled to rely upon the remedies set out in clause 5.2(c)(i) above.

5.3

Pricing. Publisher shall have sole discretion (acting in a commercially reasonable manner taking into account, among other things, the quality of the Developed Title and the prevailing market conditions) in respect of (i) setting prices applicable to the distribution and sale of the Developed Title, including but not limited to wholesale price, dealer price, direct sales consumer price, and (ii) all mark-downs, price protection and any other discounting arrangements with respect to the Developed Title.

5.4	Returns; Reserve Allowance.
(a)

Returns. During the Term hereof, units of the Developed Title shipped by Publisher may be returned to Publisher by its customers (“Customer Returns”). In connection with each Customer Return, in the month such Customer Returns are received, Publisher shall be entitled to deduct from amounts payable to Red Mile pursuant to this Agreement the Royalty previously paid by Publisher for such Customer Returns (“Return Amount”). Reimbursements for Customer Return shall be made as follows: (i) in each payment period, Publisher shall deduct the amount of the aggregate Return Amount for all Customer Returns from the total amount otherwise owed to Red Mile during the period; or (ii) if no amount is owed to Red Mile for such period, or the amount owed to Red Mile for such period is less than the Return Amount owed by Red Mile for such Customer Returns, Publisher shall notify Red Mile of the Return Amount due for such Customer Returns and Red Mile shall pay Publisher such Return Amount within thirty (30) days of notification.

(b)

Reserve. In each payment period, Publisher may withhold amounts as a reserve (the “Reserve”) for all allowable deductions (including without limitation Customer Returns, credits for price protection, rebates, cost of goods, marketing costs, marketing development fund and First Party royalties) in connection with the distribution and sale of each Developed Title not to exceed (20%) percent of the gross sales for such applicable period. Such reserve shall be liquidated every six months. That is, any reserve taken in the first reporting quarter, not used by the third reporting quarter shall be paid concurrent with any Royalties due for the third reporting quarter; provided further, that any accumulated Reserves remaining at the end of the applicable Developed Title’s sell-off period shall be liquidated as such time. In the case where Publisher has ceased distributing the Developed Title, Publisher shall liquidate the reserve no later than ninety days after such cessation. For the avoidance of doubt, if the Publisher takes the Developed Title off its Price list, it shall have been deemed to have ceased selling the Developed Title. The Royalty statement will reflect the Reserve balances. Notwithstanding the foregoing, Publisher may withhold from payments of royalties due to Red Mile any overpayment that Publisher has made under this Agreement, a proportional reduction in respect of any withholding taxes or other similar amounts which have been deducted from payments to Publisher in respect of the Game and any other sums that Red Mile may owe to Publisher under this Agreement.

5.5	Records.
(a)

Records and Audit. Publisher shall maintain accurate books and records relating to all payment, shipment and distribution activities to be carried out by Publisher pursuant to this Agreement. Such books and records shall be in sufficient detail so as to allow for verification of the payments made by Publisher and Publisher’s compliance with the terms hereof. Red Mile may, at its expense, appoint a representative to audit such books and records but solely for the purpose of verifying Publisher’s compliance with the terms hereof and the accuracy of payments and statements. Such audit shall occur during normal business hours upon at least thirty (30) days prior written notice to Publisher, but no more frequently than once a year, not later than two (2) years after the date the disputed Royalties statement was rendered, and not during the first ten (10) days of any quarter. Any costs associated with any audit shall be borne by Red Mile unless there is a discrepancy of more than five percent (5%) between amounts actually paid and amounts actually owed, in which case Publisher shall bear the reasonable, documented costs of such audit.

(b)

Statements. Each Royalties statement rendered by Publisher pursuant to this Agreement will be conclusively binding on Red Mile and not subject to any objection unless Red Mile gives Publisher specific notice of Red Mile’s objection to such statement and its reasons for such objection within twenty four months after the date such Royalties statement was rendered.

(c)

Audit. Any representative engaged by Red Mile to conduct an audit pursuant to this Section shall (i) not be paid on a contingent fee basis; (ii) keep secret and confidential all information received by it from Publisher; and (iii) upon written request from Publisher, and at Publishers expense, deliver to Publisher a copy of its audit report and related work papers simultaneously with its delivery of such report and papers to Red Mile.

5.6	Product Samples.
(a)

Samples. Publisher shall deliver 50 units of each Developed Title on each platform to Red Mile promptly upon their initial shipment to customer(s). All such units provided to Red Mile as described above shall be completely free of charge to Red Mile (other than shipping costs). Red Mile may not resell such units or otherwise distribute such units to the general public.

(b)	No Royalty. Publisher shall not be obligated to pay Red Mile any royalties for units of a Developed Title given or sold to Red Mile, Publisher’s licensors or the First Party.
6.	Proprietary Rights.

6.1

Ownership Rights to the Intellectual Properties. As between Red Mile and Publisher, Red Mile retains ownership of all intellectual property rights in and to the Developed Titles, and any other material provided by Red Mile to Publisher, and any Derivative Work of any thereof. This Agreement only grants to Publisher a license to manufacture and transfer Units to Publisher’s customers, and does not transfer any right, title, or interest in or to the Developed Titles to Publisher. Notwithstanding any “purchase” or “sale” or similar language contained herein, Publisher acknowledges that the Developed Titles are licensed as indicated in this Paragraph 6.1. As used herein, “Derivative Work” means: (i) without limitation, any improvement, supplement, modification, alteration, addition, revision, enhancement, new version, new edition, remake, sequel, translation, adaptation, design, plot, theme, character, story line, concept, scene, audio-visual display, interface, element or aspect, in any medium, format, use or form whatsoever, whether interactive or linear and whether now known or unknown (including but not limited to sound recordings, phonorecords, computer-assisted media, games, books, magazines, periodicals, merchandise, animation, home videos, radio, motion pictures, cable and television), that is derived in any manner, directly or indirectly, from any Red Mile Developed Titles or any part or aspect of any thereof, (ii) any adaptation of any Red Mile Developed Titles, or any part or aspect of any thereof, in accordance with the Copyright Designs and Patents Act 1988 (the “Copyright Law”).

6.2

Subject to the terms and conditions of Section 2 hereof, Publisher shall acquire no right under this Agreement to use the names “ Red Mile “, “IR Gurus” or, “Heroes of the Pacific” (either alone, in conjunction with or as a part of any other word, name or phrase), (1) in any advertising, publicity or promotion or other disclosure, (2) in any in-house publication, (3) to express or imply any endorsement of any product or service, or (4) in any other manner or for any purpose whatsoever (whether or not similar to any of the foregoing).Except as specifically and clearly granted herein, it is understood that Red Mile is not granting to Publisher, and Publisher does not acquire, by the operation of this Agreement or otherwise, any right to, or interest in, the names “ Red Mile “, “IR Gurus”, “Heroes of the Pacific” or any derivation of any of them, any Red Mile Developed Titles or any other intellectual property of Red Mile.

6.3	Red Mile shall provide Publisher with appropriate notices of copyright in Red Mile’s name, and Publisher shall place, in such a manner as Red Mile shall direct, such copyright notices on all Units.
6.4

Publisher acknowledges that the rights and powers retained by or granted to Red Mile under this Agreement are necessary to protect Red Mile’s intellectual property rights and, specifically, to conserve the goodwill and good name of its Developed Title and the names “Red Mile” and “IR Gurus”, and therefore Publisher agrees that it will not, and it will not allow or assist any third party to, perform any act or omit from performing any act, that would result in Red Mile’s Developed Title or the name “ Red Mile “ or “IR Gurus” to become involved in matters that will or could detract from, or impugn, their public acceptance and popularity.

6.5

If Publisher utilizes the services of any third party in the course of performing its obligations under this Agreement it will procure the assignment of any such rights generated in performing such services to Publisher.

6.6

Ownership Rights in Source Code. Red Mile shall own and shall retain ownership of the Source Code. Source Code shall not include any Intellectual Property Rights owned and/or controlled by Publisher or Publisher’s licensors.

6.7

Assignment. Publisher agrees (at Red Mile’s cost) to sign any and all relevant papers which may be reasonably required to effectuate the rights delineated in Section 6 hereof or to protect Red Mile’s interests in the Developed Titles, or the Intellectual Property Rights embodied therein, and hereby irrevocably appoints Red Mile as its attorney-in-fact (coupled with an interest) to take such actions and to make, sign, execute, acknowledge and deliver all such documents as may from time to time be reasonably necessary to convey to Red Mile all rights granted herein.

6.8

Protection of Proprietary Rights. Publisher agrees to give prompt written notice to Red Mile of (i) any activity of a third party that may infringe upon Red Mile’s Intellectual Property Rights in the Developed Title, and (ii) any legal proceeding instituted, or written claim or demand asserted by, any third party with respect to the infringement of any Intellectual Property Right alleged to have resulted from the license, sale or use of the Developed Title. Publisher agrees to cooperate and assist Red Mile, at Red Mile’s expense and upon reasonable request, in taking action to prevent, remedy or respond to such activities or claims.

Section 7.	Representations and Warranties; Indemnification.
7.1	Red Mile.
(a)

General. Red Mile represents and warrants that it is (i) duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and that it has the full rights, power, legal capacity and authority to enter into the Agreement and to carry out the terms hereof; and (ii) the Agreement has been executed by its duly authorized representative and is a valid, legally binding and enforceable obligation of Red Mile.

(b)

First Party Requirements. Red Mile represents and warrants that Red Mile or IR Gurus (i) is and shall remain during the Term hereof a licensed developer that has entered into a valid and current developer agreement with the First Party; (b) Red Mile and IR Gurus shall comply with the First Party’s development requirements, procedures and other applicable guidelines; and (iii) Red Mile and IR Gurus will enter into any other agreements required by the First Party, now or in the future, to develop products for the Platforms.

(c)

Original Works. Red Mile represents and warrants that (i) it is and will be the sole author or Publisher of all Work prepared for the Developed Title; (ii) Red Mile has procured all rights and licenses from the owners of such rights necessary for Red Mile to enter into and carry out the terms of the Agreement; (iii) the Developed Title has not been sold, assigned, leased, licensed or in any other way disposed of or mortgaged, pledged or encumbered in a manner that would violate the license granted to Publisher hereunder, and that it is under no contractual or other legal obligation which would interfere in any material way with the full, prompt, and complete performance of its obligations pursuant to the Agreement; (iv) no consent of any person or entity not a party to the Agreement is required or necessary for Red Mile to carry out its obligations hereunder; (v) there is no litigation, claim or proceeding of any nature pending or threatened against or relating to the Developed Title or any Intellectual Property Rights related thereto which would have any material adverse effect on the rights granted to Publisher hereunder; and (vi) neither the Developed Title, nor any of the Deliverables, nor the use of the Developed Title or such Deliverables in the manner specifically authorized hereunder, nor the grant of the rights under the Agreement, is or will be an infringement of or otherwise in violation of the rights of any third party in the Territory, including, without limitation, the Intellectual Property Rights.

(d)	Legal Conformity. Red Mile will comply in all material respects with all applicable laws, statutes and regulations in performing its duties under the Agreement.
(e)

Conformity, Performance and Compliance. Red Mile represents and warrants that (i) the Developed Title shall be prepared in a workmanlike manner and with professional diligence and skill; (ii) that the Developed Title will function on the machines/Platforms and with operating systems for which they are designed; (iii) the Developed Title will correspond to and perform in all material respects in accordance with the written materials provided by Red Mile; and (iv) the Developed Title will be safe for use and operate without Non-conformity and will not contain any viruses, worms, date bombs, time bombs, or other code designed to cause the Developed Title to cease operating or to damage, interrupt, or interfere with any customer’s and/or Publisher’s hardware, software or data. Red Mile guarantees to Publisher that for a period of time of two (2) years from the first shipment date of the Developed Title, any material defect for which Publisher gives Red Mile notice (whether such defects are observed before or after acceptance of the Developed Title and/or Gold Master) shall be promptly corrected by Red Mile according to the terms of Sections 3.2(a) and 3.2(c) hereof. Notwithstanding the forgoing, nothing shall be construed to establish a period of limitation with respect to Red Mile’s other obligations under the Agreement and the foregoing relates only to the specific obligation of Red Mile to correct the Developed Title and has no relationship to the time within which the obligation to comply with the Agreement may be sought to be enforced, nor to the time within which proceedings may be commenced to establish Red Mile’s liability with respect to Red Mile’s obligations other than correction of the Developed Title.

(f)

Promotional Materials; No Affect On Project Schedule. Red Mile acknowledges that under Section 3.2, and other provisions of this Agreement, Red Mile will be obligated to provide a reasonable number of demonstration and “press” builds of the Developed Title, as well as other materials from the Developed Title (such as screen shots) to promote such titles, and that receiving such items are a material part of Publisher’s effort to market the Developed Title effectively. Accordingly, Red Mile represents and warrants to Publisher that (i) it will provide all such items as and when reasonably required hereunder, or if no such time period is so specified under this Agreement, on a prompt basis after request therefore by Publisher, (ii) Red Mile’s Project Schedule for each

Developed Title takes into account having to provide such items, and (iii) providing such items shall not affect Red Mile’s Project Schedule for the Developed Title.

(g)

If Red Mile breaches of any of the representations, warranties or covenants set out in this Clause 7.1 then Publisher may (without prejudice to any other remedies the Publisher may have under this Agreement) withhold payments due to the Developer and apply such sums in settlement of any claim relating to such infringement.

7.2	Publisher.
(a)

General. Publisher represents and warrants that (i) it is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and that it has or will have, at all pertinent times, the full rights, power, legal capacity and authority to enter into this Agreement, and to carry out the terms hereof; (ii) this Agreement has been executed by its duly authorized representative and is a valid, legally binding and enforceable obligation of Publisher.

(b)

Original Works. Publisher represents and warrants that (i) Publisher shall be either the owner of the Publisher Materials and all Intellectual Property Rights therein or shall procure all necessary rights and licenses from the owners of such rights to enter into and carry out the terms of the Agreement; (ii) Publisher is under no contractual or other legal obligation which would interfere in any way with the full, prompt, and complete performance of its obligations pursuant to the Agreement; (iii) no consent of any person or entity not a party to the Agreement is required or necessary for Publisher to carry out its obligations hereunder; (iv) there is no litigation, claim or proceeding of any nature pending or threatened against or relating to the Publisher Materials or any Intellectual Property Rights related thereto which would have any material adverse effect on the rights granted to Red Mile hereunder; and (e) none of the Publisher Materials is or will be an infringement of or otherwise in violation of the rights of any third party in the Territory.

(c)

Legal Conformity. Publisher will comply in all material respects with all applicable laws, statutes and regulations in distributing the Developed Titles and in performing its duties under this Agreement.

7.3	Indemnification.
(a)

Red Mile. Red Mile hereby agrees to indemnify, defend and hold harmless Publisher and its officers, directors, shareholders, employees, agents and affiliates, against any and all suits, losses, liabilities, damages, awards, claims, settlements, costs and expenses, including reasonable attorneys’ fees, arising out of or otherwise relating to a claim, lawsuit, or other proceeding by a third party, whether actual or alleged, based upon: (i) any material breach by Red Mile of the Agreement; (ii) any material breach by Red Mile of the warranties, representations and covenants contained in the Agreement, (iii) any trademark, copyright, or patent infringement claim, action, or proceeding relating to any Developed Title or any other claim, action, or proceeding alleging misappropriation or unauthorized use of trade secrets, name and likeness, right of publicity, or similar claim arising in connection with the content of any of the Developed Titles, or (iv) any product liability claim or other claim, action, or proceeding alleging damage or injury to persons or property arising out of any of the Developed Titles.

(b)

Publisher. Publisher hereby agrees to indemnify, defend and hold harmless Red Mile and its officers, directors, shareholders, employees, agents and affiliates, against any and all suits, losses, liabilities, damages, awards, claims, settlements, costs and expenses, including reasonable attorneys’ fees, arising out of or otherwise relating to a claim, lawsuit, or other proceeding by a third party, whether actual or alleged, based upon: (i) any material breach by Publisher of the Agreement; (ii) any material breach by Publisher of the warranties, representations and covenants contained in the Agreement; or (iii) any trademark, copyright, or patent infringement claim, action, or proceeding relating to Publisher’s Materials.

(c)

Procedure. Promptly after receipt of notice of the commencement of any action, the indemnified party will notify the indemnifying party in writing of the commencement thereof. Upon receipt of such notice from the indemnified party the indemnifying party shall assume and control the defense of such action with counsel of its choice. Subject to such control by the indemnifying party, the indemnified party shall have the right to participate in the defense of any action and to be represented by counsel of its own selection in connection therewith and to be fully and completely informed by the indemnifying party and its counsel as to the status thereof at all stages of the proceedings therein, all at the indemnified party’s cost and expense. The failure to notify an indemnifying party promptly of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section, but the omission so to notify the indemnifying party will not relieve him of any liability that he may have to any indemnified party otherwise than under this Section. The indemnifying party shall not settle any action without the consent of the indemnified party, which consent shall not be unreasonably withheld.

Section 8.	Term and Termination.
8.1

License Period; Term. The license granted hereunder in respect of the Developed Title ( “License Period”) shall commence on the date of the first shipment thereof and shall continue for a period of five (5) years, unless extended by mutual agreement of the parties or earlier terminated as provided in this Section 8; provided however, that Publisher shall have the right, by sending written notice to Red Mile, to extend the term of this Agreement for any Red Mile Delay and for any Force Majeure Event which impairs Red Mile’s performance of its obligations on a timely basis. The term of this Agreement (the “Term”) shall commence on the date of execution of this Agreement, and shall continue until the expiration date of the License Period hereunder, unless extended by mutual agreement of the parties or earlier terminated as provided in this Section 8.

8.2

Publisher Termination for Cause. In addition to any other rights and remedies such party may have at law or in equity, Publisher may terminate this Agreement by written notice to Red Mile at any time prior to expiration of the Term or any extension thereof upon the occurrence of any of the following:

(a)	in the event Red Mile fails to deliver a Gold Master in accordance with clause 5.2(c).

(b)    Red Mile breaches any representation or warranty set forth herein and such breach, if reasonably susceptible to cure, is not cured within thirty (30) days after written notice from Publisher; or

(c)    Red Mile defaults with respect to any other material term or condition to which Red Mile is subject under this Agreement and such default, if reasonably susceptible to cure, is not cured within a period of thirty (30) days after written notice from Publisher; or

(d)

Red Mile becomes insolvent, files or has filed against it a petition under any bankruptcy law (which, if involuntary, is unresolved after 30 (thirty) calendar days), proposes any dissolution, liquidation, composition, financial reorganization, or recapitalization with creditors, makes an assignment or trust mortgage for the benefit of the creditors, or a receiver trustee, custodian, or similar agent is appointed or takes possession with respect to any property or business of such party.

8.3

Red Mile Termination for Cause. In addition to any other rights and remedies such party may have at law or in equity, Red Mile may terminate this Agreement by written notice to Publisher at any time prior to expiration of the Term or any extension thereof upon the occurrence of any of the following:

(a)    Publisher fails to make a Development Advance to Red Mile as and when due and such default is not cured within a reasonable period of time not to exceed fifteen (15) days after written notice from Red Mile; or

(b)    Publisher breaches any representation or warranty set forth herein and such breach, if reasonably susceptible to cure, is not cured within thirty (30) days after written notice from Red Mile; or

(c)    Publisher defaults with respect to any other material term or condition to which Publisher is subject under this Agreement and such default, if reasonably susceptible to cure, is not cured within a period of thirty (30) days after written notice from Red Mile; or

(d)    Publisher becomes insolvent, files or has filed against it a petition under any bankruptcy law (which, if involuntary, is unresolved after 30 (thirty) calendar days), proposes any dissolution, liquidation, composition, financial reorganization, or recapitalization with creditors, makes an assignment or trust mortgage for the benefit of the creditors, or a receiver trustee, custodian, or similar agent is appointed or takes possession with respect to any property or business of such party;

(e)	Notwithstanding the foregoing, the parties agree that a good faith disagreement as to the amount of any payments due under the Agreement will not be considered a material breach of the Agreement,.
8.4

Termination Without Cause. Publisher may terminate this Agreement for its convenience effective upon delivery of 30 days written notice to Red Mile. In the event of termination under this Section 8.4, Red Mile shall be entitled retain any Development Advances received.

8.5	Effect of Expiration or Termination. The parties agree that in case of any expiration or early termination of any License Period under, or the Term of, this Agreement:
(a)	No Further Obligations. Except as otherwise set forth in the Agreement, in the case of an expiration of the Term, the parties shall have no further obligations with respect to the Agreement.

(b)

Sell-Off Period. Publisher shall, without delay, cease all production of the applicable Developed Title and within thirty (30) days following the effective date of expiration or termination, Publisher shall provide Red Mile with a complete written inventory of units of the Developed Title in Publisher’s possession or control. Publisher may continue to sell the inventory of the Developed Title pursuant to the terms and conditions of the Agreement for six (6) months after the effective date of termination or expiration.

(c)

End Of Sell-Off Period. At the end of the sell-off period outlined above, all applicable licenses granted to Publisher shall cease and Publisher will destroy all copies of the applicable Developed Title in its possession or under its control; provided that Publisher shall be permitted to retain twenty copies for distribution internally to Publisher employees and for the purpose of providing technical support to end users, if such technical support is required by Publisher. For the avoidance of doubt, any license solely to use a version of the Game granted by Publisher to any end user/customer of a version of the Game shall remain in force in accordance with the terms of such sub-license.

(d)

Red Mile’s Obligations. Red Mile shall not, nor shall Red Mile permit or suffer any third party claiming rights by, through, or under Red Mile to, interfere with Publisher’s rights to sell-off Publisher’s unsold inventory of the Developed Title during the Sell-Off Period, including Red Mile or such third party contacting retailers to secure orders during such Sell-Off Period or notifying such retailers that Publisher’s rights have expired or that the rights to such Developed Title have been or are being re-licensed.

Section 9.	Miscellaneous.
9.1	Confidentiality.
(a)

Each party agrees to use the same care that it uses to protect its own Confidential Information, but in no event shall such care be less than reasonable care, to prevent unauthorized dissemination and disclosure of the other party’s Confidential Information during the Term hereof and for a period of three (3) years after the expiration or termination of the Agreement. For purposes hereof, “Confidential Information” includes the confidential and proprietary information of the applicable party, including: (i) the design, computer object and source code, technology elements and know-how related to the Developed Titles; (ii) non-public information concerning either party’s financing, financial information, research and development, proposed new products, release plans, product revenues, marketing plans and pricing, unless and until publicly announced; and (iii) any information designated by either party as confidential or proprietary in writing.

(b)

Confidential Information shall not include any information that: (A) becomes known to the general public without fault or breach on the part of the receiving party; (B) the disclosing party customarily provides to others without restriction on disclosures; (C) the receiving party receives from a third party without breach of a nondisclosure obligation and without restriction on disclosure; (D) was in the possession of the receiving party prior to disclosure by the other; and (E) is independently developed by the receiving party’s personnel having no access to similar confidential information obtained from the other.

(c)	The receiving party shall, upon the request of the disclosing party, promptly return to the disclosing party or destroy all records (“Records” shall include tapes, disks and drawings and all other documents, records and other tangible manifestations and all copies or reproductions thereof) containing the Confidential Information furnished to receiving party by or on behalf of the disclosing party, and all Records, and all copies and reproductions thereof, which were created by or for receiving party and contain, evaluate or are based on any of the Confidential Information. Notwithstanding any other provision or term limit contained herein, any Confidential Information that is not returned or destroyed, including, without limitation, any oral Information, shall remain subject to the confidentiality obligations of the Agreement.

(d)

Nothing in this Agreement shall prevent the receiving party from disclosing information to the extent the receiving party is legally compelled to do so by any governmental or judicial agency; provided however, that prior to any disclosure, the receiving party shall (i) immediately notify the disclosing party in writing of any such order and (ii) cooperate fully with the disclosing party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality.

9.2

Relationship of the Parties. Nothing in the Agreement shall be construed to create the relationship of employer or employee, master and servant, principal and agent, franchiser and franchisee, partner or joint venturers between the parties hereto. Red Mile shall be deemed an independent contractor at all times with respect to its performances hereunder, and shall have no right or authority, whether express or implied, to assume or create or purport to assume or create, any obligation in the name of or on behalf of Publisher. Nothing whatsoever contained herein shall give or is intended to give any rights of any kind to any third person except as agreed herein.

9.3

Force Majuere. Neither party will be responsible for any failure to perform due to causes beyond its reasonable control (each a “Force Majeure Event”), including, but not limited to, strikes, riots, terrorist activities, embargoes, war, invasion, acts of civil or military authorities, fire, floods, explosion, earthquakes, accidents, delays in carriers, acts of God, and all other delays beyond the party’s reasonable control, provided that such party gives prompt written notice of such Force Majeure Event to the other party within ten (10) business days. The time for performance will be extended for a period equal to the duration of the Force Majeure Event, but in no case longer than thirty (30) business days.

9.4	Assignment. Either party may assign its rights under this agreement with the express written consent of the other, such consent not to be unreasonably withheld.
9.5

Notices. Any notice required to be given pursuant to the Agreement shall be in writing and personally delivered, mailed by certified or registered mail, return receipt requested (postage prepaid), or delivered by an international overnight express service such as Federal Express, or by confirmed facsimile transmission to the parties at the addresses set forth below (as the same may be changed upon written notice to the other party):

Developer: RED MILE ENTERTAINMENT, INC. Tel.: (415) 339-4245 Fax: (415) 339-4249 Attention: CFO	Publisher: Codemasters

Any notice or report given by mail shall be deemed given on the earlier to occur of actual receipt or the fifth day following mailing. Any notice or report given by Federal Express or similar overnight delivery service shall be deemed given on the next business day following delivery of the notice or report to such service with instructions for overnight delivery. Any notice or report given by confirmed facsimile transmission shall be deemed given when placed in regular mail on the day of such facsimile transmission.

9.6

Waiver. The failure or refusal by either party to insist upon the strict performance of any provision of his Agreement or the exercise of any right in any one or more instances shall not be construed as a waiver or relinquishment of such provision or right, nor shall such failure or refusal be deemed a custom or practice contrary to such provision or right.

9.7	Governing Law.This Agreement shall be governed by and construed in accordance with the laws of England and subject to the exclusive jurisdiction of the English courts.
9.8

Severability. In the event that any provision of the Agreement or the application of any provision shall be held by a court or other tribunal of competent jurisdiction to be unlawful or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect and shall be construed so as to give the fullest effect to the intent of the parties, as expressed herein.

9.9

Survival. Obligation of the parties under this Agreement that by their nature are intended to continue beyond the termination of this Agreement shall survive the expiration or sooner termination of this Agreement (including, without limitation, Section 2.5, Section 7.1, Section 7.2, Section 7.3, and Section 9.1).

9.10

Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, EXEMPLARY, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR THE LOSS OF ANTICIPATED PROFITS INCURRED OR SUFFERED BY THE OTHER PARTY ARISING FROM ANY BREACH OF THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES AND REGARDLESS OF WHETHER ANY REMEDY SET FORTH HEREIN FAILS OF ITS ESSENTIAL PURPOSE. NOTWITHSTANDING THE FOREGOING, PROVISIONS OF THIS SECTION SHALL NOT BE CONSTRUED AS LIMITING THE EXTENT OR APPLICABILITY OF ANY INDEMNIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS AS SET FORTH IN THIS AGREEMENT, NOR RED MILE’S LIABILITY FOR USE OF THE CHARACTERS OR PROPERTY IN CONTRAVENTION OF THE TERMS OF THIS AGREEMENT.

9.11

Headings and Presumptions. The headings of the sections and sub-sections of the Agreement are provided for convenience only and will not be used to limit or construe the contents of the Agreement. As the Agreement is a negotiated agreement reviewed by each party’s legal counsel and there will be no presumption for or against one party on the ground that the other party was responsible for preparing the Agreement or any part of it.

9.12	Multiple Counterparts. The Agreement may be executed in several counterparts, all of which taken together shall constitute one single Agreement between the parties.
9.13

Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements (including, the Binding Term Sheet), understandings, negotiations and discussions, whether oral or written, of the parties. There are no representations, warranties, terms, conditions or other agreements, express or implied, oral or written, statutory or otherwise, between the parties in connection with the subject matter of this Agreement, except as specifically set forth herein and therein. This Agreement may only be amended, modified or supplemented by a written agreement signed by both parties hereto.

9.14

Effectiveness.     Notwithstanding anything to the contrary in this Agreement or any course of conduct or course of dealing between the parties or any exchange of drafts with respect hereto, the parties shall not be deemed to have entered into an agreement, contract, or other understanding with respect to the subject matter of this Agreement in the absence of a written agreement duly signed by both parties hereto.

EXECUTED AS AN AGREEMENT

Red Mile: By: /s/ Edward Roffman___________ Name: Title:	Publisher: THE CODEMASTERS SOFTWARE COMPANY LIMITED By: /s/ David Darling Name: Title: